Exhibit 99.1

Press Release

AMSC REPORTS FIRST QUARTER

FISCAL 2009 FINANCIAL RESULTS

•	First Quarter Revenues Increased 83 Percent Year Over Year to Record $73 Million

•	Company Achieved GAAP EPS of $0.04; Non-GAAP EPS of $0.12

•	Revenue and Net Income Forecasts for Full Year Fiscal 2009 Increased

DEVENS, Mass., July 30, 2009 – American Superconductor Corporation (NASDAQ: AMSC), a global energy technologies company, today reported financial results for the first quarter of its fiscal year 2009 ended June 30, 2009.

Revenues for the first quarter of fiscal 2009 were $73.0 million, an 83 percent increase over $39.8 million in revenues for the first quarter of fiscal 2008. Gross margin for the first quarter of fiscal 2009 was 30.9 percent, which compares with 29.2 percent for the first quarter of fiscal 2008.

AMSC achieved GAAP net income of $1.8 million, or $0.04 per diluted share, for the first quarter of fiscal 2009. This compares with a net loss for the first quarter of fiscal 2008 of $6.1 million, or $0.14 per share. The company’s first quarter fiscal 2008 net loss included a $2.4 million charge for a mark-to-market adjustment on an outstanding warrant that was exercised in full in August 2008. Non-GAAP net income was $5.5 million, or $0.12 per diluted share, for the first quarter of fiscal 2009. This compares with a non-GAAP net loss of $1.0 million, or $0.02 per share, for the first quarter of fiscal 2008. Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP results.

Cash, cash equivalents, marketable securities and restricted cash at June 30, 2009 were $103.2 million. This compares with $117.2 million as of March 31, 2009. The decline from March 31, 2009 was primarily due to a greater volume of shipments to customers at the end of the quarter for which payments have been or are expected to be received in full in the second quarter of fiscal 2009.

The company reported backlog as of June 30, 2009 of approximately $497 million compared with $558 million as of March 31, 2009. The decrease is due primarily to shipments made under AMSC’s multi-year contract for wind turbine core electrical components with Sinovel.

“A solid mix of wind power and power grid business fueled another record quarter at American Superconductor,” said Greg Yurek, AMSC’s founder and chief executive officer. “We achieved a strong increase in power grid-related D-VAR® system revenue and our largest customer, Sinovel, requested delivery of additional wind turbine core electrical components during the first quarter to meet increased demand in China for its 1.5 megawatt wind turbines. This increased demand for Sinovel’s wind turbines also led to a contract amendment we announced yesterday to accelerate the original 36-month core component shipment schedule to 28 months.”

AMSC Reports First Quarter Fiscal 2009 Financial Results	Page 2

“With Sinovel continuing to gain market share, many of our other wind turbine manufacturers set to commence production over the next 12 months, and power grid demand on the rise worldwide, AMSC’s outlook is stronger than ever,” continued Yurek.

Financial Forecasts

“Our recently amended contract with Sinovel sets the stage for significant revenue growth and profits at AMSC in fiscal 2009,” said David Henry, senior vice president and chief financial officer. “For the full fiscal year, we are increasing our revenue forecast from a range of $225 million to $235 million to a range of $260 million to $270 million. Our gross margin for fiscal 2009 is now expected to be in a range of 32 percent to 34 percent, up from our previous forecast of 30 percent to 32 percent. We now are expecting GAAP net income for fiscal 2009 in the range of $5.0 million to $7.0 million, or $0.11 to $0.16 per diluted share, which compares with our previous forecast of a range of $0.2 million to $1.5 million, or $0.01 to $0.03 per diluted share. Finally, we expect our non-GAAP net income will be in the range of $18 million to $21 million, or $0.41 to $0.47 per diluted share. This compares with our previous forecast for non-GAAP net income of $12.0 million to $13.5 million, or $0.27 to $0.30 per diluted share. We continue to expect that AMSC will be net cash flow positive in fiscal 2009.”

Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP forecasts.

Conference Call Reminder

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing 913-312-0732 and using conference ID 6994113. A telephonic playback of the call will be available from 1:00 p.m. ET on July 30, 2009 through 1:00 p.m. ET on August 6, 2009. Please call 888-203-1112 and refer to conference ID 6994113 to access the playback.

About American Superconductor (NASDAQ: AMSC)

AMSC offers an array of proprietary technologies and solutions spanning the electric power infrastructure – from generation to delivery to end use. The company is a leader in alternative energy, providing proven, megawatt-scale wind turbine designs and electrical control systems. The company also offers a host of Smart Grid technologies for power grid operators that enhance the reliability, efficiency and capacity of the grid, and seamlessly integrate renewable energy sources into the power infrastructure. These include superconductor power cable systems, grid-level surge protectors and power electronics-based voltage stabilization systems. AMSC’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

# # # #

American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, D-VAR, dSVC, PowerModule, PQ-IVR, Secure Super Grids, Windtec and SuperGEAR are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries. All other brand names, product names or trademarks belong to their respective holders. The Windtec logo and design is a registered European Union Community Trademark.

AMSC Reports First Quarter Fiscal 2009 Financial Results	Page 3

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: we have a history of operating losses, and we may incur losses in the future; a significant portion of our revenues are derived from a single customer, and a reduction in business with this customer could adversely affect our operating results; adverse changes in domestic and global economic conditions could adversely affect our operating results; changes in exchange rates could adversely affect our results from operations; our common stock may experience extreme market price and volume fluctuations, which may prevent our stockholders from selling our common stock at a profit and could lead to costly litigation against us that could divert our management’s attention; if we fail to implement our business strategy, our financial performance and our growth could be materially and adversely affected; we may not realize all of the sales expected from our backlog of orders and contracts; many of our revenue opportunities are dependent upon subcontractors and other business collaborators, and a reduction in orders stemming from these companies could adversely affect our operating results; our products face intense competition, which could limit our ability to acquire or retain customers; our success is dependent upon attracting and retaining qualified personnel and our inability to do so could significantly damage our business and prospects; and our international operations are subject to risks that we do not face in the U.S., which could have an adverse effect on our operating results. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

AMSC Reports First Quarter Fiscal 2009 Financial Results	Page 4

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended June 30,
	2009	2008
Revenues:
Power Systems	$70,696	$35,930
Superconductors	2,304	3,887

Total revenues	73,000	39,817

Cost of revenues	50,417	28,196

Gross profit	22,583	11,621

Operating expenses:
Research and development	4,528	4,913
Selling, general and administrative	10,885	8,893
Amortization of acquisition related intangibles	445	503
Restructuring and impairments	334	—

Total operating expenses	16,192	14,309

Operating income (loss)	6,391	(2,688)

Interest income	243	775
Other expense, net	(1,976)	(2,471)

Income (loss) before income tax expense	4,658	(4,384)

Income tax expense	2,866	1,719

Net income (loss)	$1,792	$(6,103)

Net income (loss) per common share
Basic	$0.04	$(0.14)

Diluted	$0.04	$(0.14)

Weighted average number of common shares outstanding
Basic	43,789	42,345

Diluted	44,533	42,345

AMSC Reports First Quarter Fiscal 2009 Financial Results	Page 5

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2009	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$66,783	$70,674
Marketable securities	28,597	39,255
Accounts receivable, net	64,458	50,103
Inventory	31,389	35,129
Restricted cash	6,117	5,872
Prepaid expenses and other current assets	10,173	10,313
Deferred tax assets, net	1,335	1,160

Total current assets	208,852	212,506

Property, plant and equipment, net	54,990	54,838
Goodwill	30,746	26,233
Intangibles, net	8,811	8,859
Restricted cash	1,687	1,406
Other assets	8,609	5,264

Total assets	$313,695	$309,106

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$51,494	$60,253
Deferred revenue	18,298	21,066

Total current liabilities	69,792	81,319

Non-current liabilities
Deferred revenue	7,282	4,902
Deferred tax liabilities, net	746	840
Other	214	184

Total liabilities	78,034	87,245

Stockholders’ equity:
Common stock	440	433
Additional paid-in capital	661,086	653,052
Accumulated other comprehensive loss	(520)	(4,487)
Accumulated deficit	(425,345)	(427,137)

Total stockholders’ equity	235,661	221,861

Total liabilities and stockholders’ equity	$313,695	$309,106

AMSC Reports First Quarter Fiscal 2009 Financial Results	Page 6

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the three months ended June 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$1,792	$(6,103)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	2,301	2,124
Stock-based compensation expense	3,066	2,299
Stock-based compensation expense—non-employee	30	78
Allowance for doubtful accounts	(657)	110
Re-valuation of warrant	—	2,396
Deferred income taxes	(707)	1,300
Other non-cash items	207	317

Changes in operating asset and liability accounts, excluding the effect of acquisition:
Accounts receivable	(13,068)	3,891
Inventory	3,903	(1,126)
Prepaid expenses and other current assets	513	(1,944)
Accounts payable and accrued expenses	(10,176)	(1,890)
Deferred revenue	(1,340)	1,731

Net cash provided by (used in) operating activities	(14,136)	3,183

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,660)	(1,526)
Purchase of marketable securities	(12,441)	(31,648)
Proceeds from the maturity of marketable securities	23,008	21,602
Change in restricted cash	(399)	(438)
Purchase of intangible assets	(369)	(375)
Change in other assets	(427)	(30)

Net cash provided by (used in) investing activities	7,712	(12,415)

Cash flows from financing activities:
Proceeds from exercise of employee stock options	1,494	10,913

Net cash provided by financing activities	1,494	10,913

Effect of exchange rate changes on cash and cash equivalents	1,039	55

Net increase (decrease) in cash and cash equivalents	(3,891)	1,736

Cash and cash equivalents at beginning of period	70,674	67,834

Cash and cash equivalents at end of period	$66,783	$69,570

Supplemental schedule of cash flow information:
Non-cash contingent consideration in connection with acquisitions	$3,281	$4,481
Non-cash issuance of common stock	169	147

AMSC Reports First Quarter Fiscal 2009 Financial Results	Page 7

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)

(In thousands, except per share data)

	Three months ended June 30,
	2009	2008
Net income (loss)	$1,792	$(6,103)

Amortization of acquisition-related intangibles	445	503

Restructuring and impairments	334	—

Stock-based compensation	3,066	2,299

Re-valuation of stock warrants	—	2,396

Tax effects	(88)	(103)

Non-GAAP net income (loss)	$5,549	$(1,008)

Non-GAAP earnings (loss) per share	$0.12	$(0.02)

Weighted average shares outstanding *	44,533	42,345

*	Diluted shares are used for periods where non-GAAP net income is generated.

Reconciliation of Forecast GAAP Net Income to Non-GAAP Net Income for Fiscal Year 2009

(In millions, except per share data)

	Low	High
Net Income	$5.0	$7.0
Amortization of acquisition-related intangibles	1.7	1.7
Stock-based compensation	11.4	12.4
Restructuring	0.3	0.3
Tax effects	(0.4)	(0.4)

Non-GAAP net income	$18.0	$21.0

Non-GAAP net income per share	$0.41	$0.47

Diluted shares outstanding	44.0	45.0

Note: Non-GAAP net income is defined by the company as net income (loss) before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation, re-valuation of stock warrants, other unusual charges and any tax effects related to these items. The company believes non-GAAP net income (loss) is an important measurement for management and investors given the effect that these non-cash or non-recurring charges have on the company’s net income (loss). The company regards non-GAAP net income (loss) as a useful measure of operating performance and cash flow to complement operating income, net income (loss) and other GAAP financial performance measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be

AMSC Reports First Quarter Fiscal 2009 Financial Results	Page 8

considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income (loss) is set forth in the table above.

Contact Information:

Jason Fredette

Director, Corporate Communications

American Superconductor Corporation (NASDAQ: AMSC)

978-842-3177

jfredette@amsc.com